EXhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-278102) and Form S-3 (No. 333-283284, No. 333-284234 and No. 333-287009), of reAlpha Tech Corp. (f.k.a. ReAlpha Asset Management, Inc.) and Subsidiaries (the “Company”) of our report dated April 2, 2025 except for Note 10 and 11, as to which the date is May 13, 2025, relating to the consolidated financial statements and financial statement schedule, which appear in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2024 to which this consent is filed as an exhibit. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ GBQ Partners LLC

Columbus, Ohio

April 2, 2025, except for Note 10 and 11, as to which the date is May 13, 2025